UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2020

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SRNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 7, 2020, Sorrento Therapeutics, Inc. (the “Company”) granted to Henry Ji, Ph.D., the Company’s Chairman of the Board, Chief Executive Officer and President, a 10-year CEO performance award tied solely to achieving market capitalization milestones (the “CEO Performance Award”), subject to approval of the Company’s stockholders at the Company’s upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The CEO Performance Award, which was approved by the Compensation Committee of the Company’s Board of Directors (the “Board”) comprised entirely of independent members of the Board, consists of a 10-year option to purchase an aggregate of 24,935,882 shares of the Company’s common stock, which was equal to 10% of the Company’s outstanding shares of common stock on the day prior to the date of grant, and vests in ten tranches. Each of the ten tranches vests only if a market capitalization milestone is met. To meet the first market capitalization milestone, the Company’s current market capitalization must increase to $5.0 billion. For the next two milestones, the Company’s market capitalization must continue to increase in additional $2.0 billion increments. For the three milestones thereafter, the Company’s market capitalization must increase in additional $3.0 billion increments. For the next three milestones thereafter, the Company’s market capitalization must increase in additional $4.0 billion increments. For the final milestone, the Company’s market capitalization must increase by an additional $5.0 billion. Thus, for Dr. Ji to fully vest in the award, the Company’s market capitalization must increase to $35.0 billion.

For each of the ten milestones that is achieved, one-tenth of the shares of common stock (an amount equal to approximately 1% of the Company’s total outstanding shares of common stock as of the day prior to the date of grant) subject to the CEO Performance Award will vest, as follows:

Tranche	Market Capitalization	Number of Shares that will Vest
1	$5.0 billion	2,493,588
2	$7.0 billion	2,493,588
3	$9.0 billion	2,493,588
4	$12.0 billion	2,493,588
5	$15.0 billion	2,493,588
6	$18.0 billion	2,493,588
7	$22.0 billion	2,493,588
8	$26.0 billion	2,493,588
9	$30.0 billion	2,493,588
10	$35.0 billion	2,493,590

If none of the ten market capitalization milestones is achieved, none of the shares subject to the CEO Performance Award will vest. In order to satisfy a market capitalization milestone, the Company must sustain the market capitalization threshold based on both: (i) a six calendar month trailing average (based on trading days); and (ii) a 30 calendar day trailing average (based on trading days). In addition, for vesting to occur when the milestones are met, Dr. Ji must remain as the Company’s Chief Executive Officer or Executive Chairman.

The exercise price per share subject to the CEO Performance Award is $17.30, which is a 20% premium to the closing sales price of the Company’s common stock on August 7, 2020, the date of grant.

The effectiveness of the CEO Performance Award is subject to the approval of the Company’s stockholders. The Company expects to solicit the approval of the CEO Performance Award by the Company’s stockholders at the Company’s upcoming Annual Meeting expected to be held in October 2020.

Any stockholder of record or beneficial owner of shares of the Company’s common stock as of the record date for the Annual Meeting will be entitled to vote their shares at the Annual Meeting and the CEO Performance Award will only become effective if: (1) a majority of the votes cast, and (2) a majority of the votes cast (excluding any shares held directly or indirectly by Dr. Ji) are in favor of the proposal.

Other Information

The Company plans to file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement in connection with the CEO Performance Award (the “Proxy Statement”) to be voted upon at the Annual Meeting. The Proxy Statement will contain important information about the CEO Performance Award and related matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE CEO PERFORMANCE AWARD. Stockholders will be able to obtain free copies of these documents and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of these documents from the Company by contacting the Company’s Investor Relations by email at investors@sorrentotherapeutics.com, or by going to the Company’s Investor Relations page on its website at http://investors.sorrentotherapeutics.com.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the CEO Performance Award. The information regarding the interests of participants in the solicitation of proxies in respect of the Annual Meeting will be included in the Proxy Statement.

The foregoing description of the CEO Performance Award is qualified in its entirety by reference to the full text of the CEO Performance Award, a copy of which will be included as an appendix to the Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: August 7, 2020	By:	/s/ Jiong Shao
		Name:	Jiong Shao
		Title:	Executive Vice President and Chief Financial Officer